Deltron Manufacturing Increases Revenue 60%

GARDEN GROVE, CA – July 14, 2010 – Deltron, Inc. (OTCBB: DTRO) is pleased to report an 60% increase in revenue for its Elasco, Inc. manufacturing subsidiary. Between January and June of 2010, Deltron’s wholly owned subsidiary generated $1,458,501 in revenue and is on track for continued growth during the next six months.

Deltron’s Elasco is a polyurethane and plastics design, molding and manufacturing company with a production facility in Southern California and 31 years in business. Sales have increased in the first six months of the year due in large part to increases in orders from recreational products providers. Elasco is seeing significantly more custom orders for high performance roller skate and skateboard wheels from clients who require quick turnaround, a variety of colors and models, and high quality materials. As Deltron’s California-based subsidiary can provide faster delivery, smaller quantities, and higher quality manufacturing processes and raw materials, many customers are selecting Elasco over Chinese manufacturers which require larger volume orders and long lead times.

Henry Larrucea, Deltron CEO, commented: “This is a growth year for our polyurethane manufacturing business. At the half-way mark we have already topped last year’s revenue. We see positive indicators of continued growth this year from product orders from existing customers as well as anticipate sales to new customers. The recovery is lifting within our niche markets and customers are responding to our ability to provide a diverse range of high quality polyurethane formulations delivered quickly and cost effectively.”

Deltron’s manufacturing subsidiary generated revenue of $1,458,501 in the six month period ended June 30, 2010, an increase of 60% over revenue of $907,152 in the six month period ended June 30, 2009.

About Deltron, Inc. (DTRO.OB)

Deltron acquires profitable businesses with strong management teams, substantial revenue and established market positions. Wholly owned subsidiary Blu Vu is a developer of proprietary closed circuit rebreather technology and components that go beyond conventional scuba systems to enable commercial and recreational divers to go deeper, stay underwater longer and recover faster. Wholly owned Elasco is a proven innovator in product manufacturing with a 30-year operating history, diverse customer base and vertically integrated manufacturing facility in Garden Grove, California.

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  DTRO has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect DTRO’s current beliefs and are based upon information currently available to it.

Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the DTRO’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. DTRO undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.

Contact: Henry Larrucea

Deltron, Inc.

Investor Relations

714.908.5164

info@dtro.com

www.dtro.com